Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO: Goldland Holdings Co.:

As independent registered certified public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8 Post-Effective Amendment No. 1, of our report, which includes an explanatory paragraph regarding the substantial doubt about the Company's ability to continue as a going concern, dated January 26, 2016, included in Goldland Holdings Co. Annual Report on Form 10-K for the year ended December 31, 2014, and to all references to our Firm included in this Registration Statement.

/s/ John Scrudato CPA,

John Scrudato CPA

Califon, NJ

March 21, 2016